Exhibit 5.1


                        [Letterhead of Slaughter and May]

The Directors
Shire Pharmaceuticals Group plc
Hampshire International Business Park
Chineham, Basingstoke
Hampshire RG24 8EP
                                                              December 18, 2003
Dear Sirs,

Introduction

1. We have acted as English legal advisers to you (the "Company") in connection with the Registration Statement on Form S-8 of even date with this letter (the "Form S-8") and filed with the Securities and Exchange Commission (the "SEC") by the Company relating to the proposed issue of common shares five pence par value per share each in the capital of the Company (the "Shares") pursuant to the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme.

2. This letter may be relied upon only by you and may be used only in connection with the issue of the Shares. Neither its contents nor its existence may be disclosed to any other person unless we have given our prior written consent or as set out below.

Scope

3. This opinion is confined to matters of English law. Accordingly, we have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than England and Wales. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England.

4. We have examined copies of the documents mentioned herein and such other documents as we have considered necessary. We have not undertaken any exercise which is not described in this letter.

Documents examined

5. For the purposes of this opinion we have examined and relied upon the following documents:

     (A) a copy of the Form S-8;

     (B) copies of the minutes of all relevant meetings of the Board of Directors of the Company (the "Board Minutes");

     (B) copies of the minutes of all relevant General Meetings of the Company (the "GM Minutes"); and

     (C) such other documents and records as we have considered necessary or appropriate for the purposes of this opinion.

Assumptions

6.   In giving this opinion, we have assumed:

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     (A)  that the statements  contained in the Board Minutes and the GM Minutes are complete and accurate as at the date of this opinion, that the meetings referred to in the Board Minutes and the GM Minutes were duly convened and that the directors of the Company present at the meetings recorded in the Board Minutes were acting in the interests and for a proper purpose of the Company;

     (B) the authenticity, completeness and conformity to original documents of all copy documents examined by us;

     (C) that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any director of the Company are genuinely those of the persons whose signatures they purport to be;

     (D) that, where a document has been examined by us in draft form, it has been or will be signed and/or given final approval in the form of that draft;

     (E) that words and phrases used in the Form S-8 have the same meaning and effect as they would if those documents were governed by English law and there is no provision of any law (other than English law) which would affect anything in this opinion letter; and

     (F) that no other event occurs after the date hereof which would affect the opinions herein stated.

Opinion

7. We are of the opinion that, relying on the assumptions listed in paragraph 6 and subject to the reservations mentioned below, the Company has the requisite corporate power to issue the Shares and all shareholder resolutions necessary to authorise such issue have been passed. The Shares to be issued by the Company will, when so issued, have been validly authorised, allotted and issued as fully paid and non-assessable. On this basis, the issue of Shares will be free of any pre-emptive rights and no personal liability by way of call will attach to the holders of the Shares as such holders under English law.

Reservations

     8. Our opinion is qualified by the following reservations and by any matter of fact not disclosed to us:

(A) English law, the Articles of Association of the Company and the Listing Rules of the United Kingdom Listing Authority contain restrictions on the transfer of shares and voting rights in certain limited circumstances including the following:

     (i) transfers of shares may be avoided under the provisions of insolvency law, or where any criminal or illegal activity is involved, or where the transferor or transferee does not have the requisite legal capacity or authority, or where the transferee is subject to restrictions or constraints;

(ii) the registration of a transfer of shares by a particular shareholder may be restricted if that shareholder has failed to disclose his interest in shares in the Company after having been served with a notice by the Company requesting such disclosure pursuant to Section 212 of the Companies Act 1985;

(iii)save in the case of depositary schemes or clearance services, no transfer will be registered unless the appropriate stamp duty has been paid at the rate of 0.5 per cent. (rounded up if necessary to the nearest multiple of five pounds sterling ((pound)5)) of the stated consideration or if the stock transfer form is otherwise not in order;

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(iv) any holder of shares who is a director of the Company is bound by the Model
     Code for Dealing in Securities promulgated by the United Kingdom Listing Authority which imposes restrictions on the ability of directors to transfer shares in the two months prior to the announcement of interim and final results and at other times when directors are in possession of unpublished price sensitive information;

(v) under the Companies Act 1985, and subject to the Uncertificated Securities Regulations 1995, the Company can close its register of members from time to time for periods not exceeding 30 days in aggregate in any calendar year and during any such period no transfer of shares may be registered;

(vi) no share may be transferred after the passing of a resolution for the winding-up of the Company;

(vii)a company or the Court may impose restrictions on the transferability and other rights of shares held by persons who do not comply with that company's proper enquiries, under the Companies Act of 1985 or that company's articles of association (if they so provide), considering the ownership of shares; and

(viii) there may be circumstances in which a holder of shares becomes obliged to transfer those shares under the provisions of the Companies Act of 1985, for example following the implementation of a takeover where minority shareholders are compulsorily bought out or following the implementation of a scheme of arrangement. Once a holder of shares becomes obliged to make such a transfer he may not transfer to any other person;

(B) shareholders can make arrangements outside the Company's constitutional documents in respect of restrictions on transfer or pre-emptive rights relating to shares, about which we express no opinion; and

(C) the obligations of the Company in respect of the Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

Consent

9. We hereby consent to the disclosure of this opinion letter as an exhibit to the Form S-8 and its consequent filing with the SEC.


                                                     Yours faithfully,



                                                     /s/ Slaughter and May



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